Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock Funds III: John Hancock International Growth Fund of our report dated April 14, 2014 relating to the financial statements and financial highlights included in the February 28, 2014 Annual Report to Shareholders, and John Hancock Core High Yield Fund, and John Hancock Strategic Growth Fund of our reports dated May 15, 2014 relating to the financial statements and financial highlights included in the March 31, 2014 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 26, 2015